Exhibit 8.1

Grupo Casa Saba, S.A.B. de C.V.

List of Subsidiaries

Direct Subsidiaries	Jurisdiction of Incorporation	Percentage Stake

Alta del Centro, S.A. de C.V.	Mexico	99.50%
Alycom Saba, S.A. de C.V.	Mexico	99.99%
Bloques y Ladrillos, S.A. de C.V.	Mexico	99.99%
Capa, S.A. de C.V.	Mexico	99.50%
Casa Saba, S.A. de C.V.	Mexico	99.99%
Comercializadora Casa Saba, S.A. de C.V.	Mexico	99.99%
Controladora de Clínicas Ambulatorias y de Rehabilitación, S.A. de C.V.	Mexico	50.01%
Distribuidora Casa Saba, S.A. de C.V.	Mexico	99.99%
Distribuidora Centennial, S.A. de C.V.	Mexico	99.99%
Distribuidora Eclipse, S.A. de C.V.	Mexico	99.99%
Estrella del Pacífico, S.A. de C.V.	Mexico	99.99%
Farmacias ABC de México, S.A. de C.V.	México	99.99%
Inmobiliaria Iliria, S.A. de C.V.	Mexico	99.99%
Inmobiliaria Osa Mayor, S.A. de C.V.	Mexico	99.50%
Inmobiliaria Perceval, S.A. de C.V.	Mexico	99.99%
Inmuebles La Laguna, S.A. de C.V.	Mexico	99.50%
Organización Sip, S.A. de C.V.	Mexico	99.99%
Publicaciones CITEM, S.A. de C.V.	Mexico	99.99%
Seadefarm, S.A. de C.V.	Mexico	99.99%
Servicios Corporativos Citem, S.A. de C.V.	Mexico	99.99%
Solo, S.A. de C.V.	Mexico	99.99%
Transportes Marproa, S.A. de C.V.	Mexico	99.50%
Ultima del Golfo, S.A. de C.V.	Mexico	99.50%

Indirect Subsidiaries

Casa Saba Brasil Holding, LTDA.	Brazil	99.99%
Centennial S.A. de C.V.	Mexico	99.99%
Distribuidora Drogueros, S.A. de C.V.	Mexico	99.99%
Distribuidora Solis Garza, S.A. de C.V. (currently known as Daltem Provee Norte, S.A. de C.V.)	Mexico	99.99%
Drogasmil Medicamentos e Perfumeria, S.A.	Brazil	99.99%
Drogueros S.A. de C.V.	Mexico	99.99%
Estrella del Este, S.A. de C.V.	Mexico	99.99%
Farmacias Solis Hospitalarias y Oncologicas, S.A. de C.V. (currently known as Farmacias Provee de Especialidades, S.A. de C.V.)	Mexico	99.99%
Farmalife LTDA	Brazil	99.99%
Grupo Mexatar, S.A. de C.V.	Mexico	99.99%
Inmuebles Visosil, S.A. de C.V.	Mexico	99.99%
Servicios Corporativos Drogueros, S.A. de C.V.	Mexico	99.99%
Servicios Corporativos Saba, S.A. de C.V.	Mexico	99.99%